Exhibit (a)(5)(SSS)

E.ON E.ON and ENEL/Acciona Reach Agreement on Endesa April 3, 2007

E.ON E.ON yesterday reached an agreement with Enel/Acciona concerning its position in relation to Endesa It now looks unlikely that E.ON's tender offer for Endesa will be successful, given E.ON's 50.01% acceptance threshold E.ON has therefore decided that it is in everyone's interest to reach a swift and pragmatic agreement over the future of Endesa It has therefore been agreed that if E.ON's tender offer for Endesa is unsuccessful, and if Enel/Acciona subsequently gain control of Endesa, E.ON will acquire the following assets: All of Endesa's European assets outside Spain Enel's Viesgo business within Spain (excluding renewables) An additional 2GW of Endesa's generation capacity within Spain Enterprise value of asset package estimated to be in excess of 10bn€

E.ON This agreement delivers on E.ON's strategic objectives, creates value for shareholders, and removes uncertainty Current Situation As Enel/Acciona, together with SEPI, now own almost 50% of Endesa, it is unlikely that E.ON will gain a majority of the shares E.ON has no desire to take a minority position in Endesa for 40€/share with no opportunity to create further value from synergies and no clear strategy for developing the business further Prolongation of the current process through the courts will lead to further uncertainty for investors and ongoing distraction for E.ON management Benefits of the Agreement Pragmatic solution found which delivers on E.ON's strategic objectives Creates strong position in several key European markets Gives excellent platform for further growth Acquisition of assets at fair value, independently verified, with no control premium Ability to create additional value from geographical overlaps and best practice transfer

E.ON Conditions of the agreement ensure that interests of E.ON and Endesa shareholders are protected E.ON will not accept any shares in Endesa if fewer than 50.01% of Endesa's shares are tendered Enel/Acciona will have to successfully complete their announced tender at a price of at least 41€/share The price E.ON will pay for relevant assets will be determined by independent experts based on DCF methodology

E.ON Agreement enables E.ON to acquire strong growth positions in Europe  Spain Viesgo1 + additional generation assets 4.3 GW generation capacity 2.4 GW Enel Viesgo 1.9 GW transferred from Endesa2 6.4 GW capacity in 20103 No. 4 position in the Spanish generation market Viesgo distribution 650,000 power distribution customers No. 4 position in the Spanish power distribution/retail market  Italy Endesa Italy 7.0 GW capacity (of which minimum 70% for E.ON) No. 3-4 position in the Italian generation market Access to future LNG re-gasification capacity E.ON Italy 0.8 GW CCGT power plant in build 0.85 million gas customers Gas and power trading/sales  France SNET 2.5 GW capacity No. 3 position in the French market E.ON Power and gas sales  Access to new markets 330 MW CHP capacity in Poland 120 MW hydro and CCGT capacity in Turkey 1 Excluding Enel Union Fenosa Renewables 2 0.45 GW nuclear capacity (through 10-year PPA), 0.39 CCGT capacity (Besos 3), 0.57 GW imported coal capacity (Los Barrios), 0.52 GW fuel-oil capacity (Foix), 0.8 GW CCGT development project 3 2.9 GW additional CCGT capacity less O.8 MW fuel-oil capacity

E.ON E.ON also achieves its objective of a strong pan-European position Nordic #4 in power generation #3 in power/gas retail European gas supply #1 in gas supply CEE including Germany #2 in power generation #1 in power/gas retail Italy #3-4 in power generation #5 in gas distribution Spain  #4 in power generation #4 in power retail/distrib. France #3 in power generation United Kingdom  #2 in power generation #2 in power/gas retail

E.ON Summary E.ON is disappointed that its tender offer for Endesa is unlikely to succeed, and still believes that this would be the best solution for all stakeholders E.ON has conducted this process fully in accordance with its values of openness and integrity to ensure that the market functions properly and that all shareholders benefit from its actions Nevertheless, E.ON recognises that it is now in the interest of all parties to find a pragmatic solution E.ON has therefore reached this agreement in order to bring a swift and constructive conclusion to the current situation

On January 26, 2007, E.ON Aktiengesellschaft ("E.ON"), through its wholly owned subsidiary E.ON Zwölfte Verwaltungs GmbH, filed a tender offer statement on Schedule TO regarding its tender offer for ordinary shares and ADSs of Endesa S.A. ("Endesa") with the U.S. Securities and Exchange Commission ("SEC"). Endesa investors and security holders are urged to read the U.S. tender offer statement (as updated and amended), because it contains important information. Furthermore, Endesa investors and security holders are urged to read the Spanish prospectus from E.ON regarding the Spanish tender offer for Endesa because it contains important information. The Spanish prospectus and certain complementary documentation were authorized in Spain by the Spanish Comisión Nacional del Mercado de Valores (the "CNMV'). Investors and security holders may obtain a free copy of the Spanish prospectus and its complementary documentation from E.ON, Endesa, the four Spanish Stock Exchanges, Santander Investment Bolsa SV SA, Santander Investment SA, Corredores de Bolsa, and elsewhere. The Spanish prospectus is also available on the web sites of the CNMV (www.cnmv.es), E.ON (www.eon.com), and elsewhere. Likewise, Endesa investors and security holders may obtain a free copy of the U.S. tender offer statement and other documents filed by E.ON with the SEC on the SEC's web site at www.sec.gov. The U.S. tender offer statement and these other documents may also be obtained for free from E.ON by directing a request to E.ON AG, External Communications, Tel.: 0211- 45 79 - 453.

This presentation may contain forward-looking statements. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of E.ON and Endesa and the estimates given here. These factors include the inability to obtain necessary regulatory approvals or to obtain them on acceptable terms; the inability to integrate successfully Endesa within the E.ON Group or to realize synergies from such integration; costs related to the acquisition of Endesa; the economic environment of the industries in which E.ON and Endesa operate; and other risk factors discussed in E.ON's public reports filed with the Frankfurt Stock Exchange and with the SEC (including E.ON's Annual Report on Form 20-F) and in Endesa's public reports filed with the CNMV and with the SEC (including Endesa's Annual Report on Form 20-F). E.ON assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.

Through the fiscal year ending December 31, 2006, E.ON prepared its consolidated financial statements in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"), but has adopted International Financial Reporting Standards ("IFRS") as its primary set of accounting principles as of January1, 2007. Unless otherwise indicated, the financial data for periods beginning after January 1, 2007 reflected in this presentation has been prepared in accordance with IFRS, while that for prior periods has been prepared in accordance with U.S. GAAP. This presentation may contain references to certain financial measures (including forward-looking measures) that are not calculated in accordance with either IFRS or U.S. GAAP and are therefore considered "Non-GAAP financial measures" within the meaning of the U.S. federal securities laws. E.ON presents a reconciliation of these Non-GAAP financial Measures to the most comparable USGAAP measure or target, either in this presentation or on its website at www.eon.com. Management believes that the Non-GAAP financial measures used by E.ON, when considered in conjunction with (but not in lieu of) other measures that are computed in accordance with IFRS or U.S. GAAP, enhance an understanding of E.ON's results of operations. A number of these Non-GAAP financial measures are also commonly used by securities analysts. credit rating agencies and investors to evaluate and compare the periodic and future operating performance and value of E.ON and other companies with which E.ON competes. These Non-GAAP financial measures should not be considered in isolation as a measure of E.ON's profitability or liquidity, and should be considered in addition to, rather than as a substitute for, net income, cash provided by operating activities and the other income or cash flow data prepared in accordance with IFRS or U.S. GAAP. In particular, there are material limitations associated with our use of Non-GAAP financial measures, including the limitations inherent in our determination of each of the relevant adjustments. The Non-GAAP financial measures used by E.ON may differ from, and not be comparable to, similarly-titled measures used by other companies.